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Exhibit 99.1

SETTLEMENT AGREEMENT

        THIS SETTLEMENT AGREEMENT ("Settlement Agreement") dated July 23, 2003 is made by and between Jerry Zucker ("Mr. Zucker") and Polymer Group, Inc. ("PGI") (sometimes collectively referred to as "the parties").

W I T N E S S E T H

        WHEREAS, Mr. Zucker was formerly employed by PGI as President, Chief Executive Officer, and Chairman of the Board of Directors; and

        WHEREAS, Mr. Zucker is no longer employed by PGI in any capacity; and

        WHEREAS, Mr. Zucker and PGI are parties to a Change In Control Agreement dated May 22, 1998, as amended on May 11, 2002, which sets forth, inter alia, certain rights and obligations between Mr. Zucker and PGI upon a "fundamental change" in control of PGI ("CIC Agreement"); and

        WHEREAS, Mr. Zucker asserts that there has been a fundamental change in control of PGI since the inception of the CIC Agreement; and

        WHEREAS, Mr. Zucker and PGI are parties to a Key Employee Retention and Severance Program Agreement dated August 26, 2002, which sets forth, inter alia, certain rights and obligations between Mr. Zucker and PGI relating to supplemental compensation to be provided to Mr. Zucker by PGI ("KERP Agreement"); and

        WHEREAS, Mr. Zucker asserts that he has accrued at PGI a vested interest in six (6) weeks vacation pay ("Vacation Pay"); and

        WHEREAS, Mr. Zucker is President, Chief Executive Officer, and Chairman of the Board of Directors of Aerospace Defense, Inc. ("Aerospace Defense"); and

        WHEREAS, Aerospace Defense and PGI are parties to a lease agreement dated November 7, 1997, which sets forth, inter alia, certain rights and obligations between Aerospace Defense and PGI relating to PGI's lease of storage space at certain property located on U.S. Highway 78 ("Aerospace Building"), Ladson, South Carolina 29405 ("Aerospace Lease Agreement"); and

        WHEREAS, Mr. Zucker is President, Chief Executive Officer, and Chairman of the Board of Directors of The InterTech Group, Inc. ("TIG"); and

        WHEREAS, TIG and PGI are parties to an August 1, 1998 Sublease Agreement, as amended, which sets forth, inter alia, certain rights and obligations between TIG and PGI relating to PGI's sublease from TIG of an eighty-five percent (85%) undivided interest in certain property located on 4838 Jenkins Avenue ("Jenkins Avenue Building"), North Charleston, South Carolina 29405 ("Sublease Agreement"); and

        WHEREAS, Mr. Zucker contends that he and PGI are parties to a 1994 Services Agreement, as amended, which sets forth, inter alia, certain rights and obligations between TIG and PGI relating to PGI's payment of building related expenses at the Jenkins Avenue Building ("Services Agreement"); and

        WHEREAS, PGI disputes the amounts owing with respect to the CIC Agreement, KERP Agreement, Vacation Pay, Aerospace Lease Agreement, and Sublease Agreement, as well as the existence of or enforceability of the alleged Services Agreement, including without limitation whether any amounts are due now or in the future under such alleged agreements; and

        WHEREAS, Mr. Zucker and PGI, on the terms and conditions contained herein, desire to compromise and settle all of the claims and disputes between them relating to the CIC Agreement, the KERP Agreement, the Vacation Pay, and the Aerospace Lease Agreement; and

        WHEREAS, Mr. Zucker (on behalf of himself and TIG) and PGI desire to provide for the procedure to resolve the disputes between PGI and TIG pertaining to the Sublease Agreement and the Services Agreement;

        NOW THEREFORE, in consideration of the foregoing and of the mutual undertakings of the parties set out herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

        1.     Definitions. For purposes of this Settlement Agreement, the following definitions shall apply and shall be a substantive part of this Agreement:

          A.    Jerry Zucker or Mr. Zucker shall include Jerry Zucker and all business entities in which Mr. Zucker has voting or management control, including but not limited to TIG and its subsidiaries and affiliates and Aerospace. Mr. Zucker represents and affirms that his execution of this Agreement binds all of the foregoing entities.

          B.    PGI shall include PGI and its subsidiaries, and to the extent they are not subsidiaries, all entities which were or are Debtors with PGI in its Chapter 11 bankruptcy case (In re Polymer Group, Inc.; Bankruptcy Case No. 02-5773(W) (Jointly Administered) (D.S.C.) (the "Bankruptcy Action"). PGI represents and affirms that its execution of this Agreement binds all of the foregoing entities.

          C.    GK/Ives Claim is as defined in the January 16, 2003 Confirmation Order filed with the court in the Bankruptcy Action.

        2.     Settlement Payments. Subject to the terms and conditions set forth herein, PGI shall pay to Mr. Zucker the sums set forth below in this paragraph 2 (collectively the "Payments") in full and complete satisfaction of all amounts owed by PGI to Mr. Zucker for each matter listed below in this paragraph 2 (the "Released Claims"). Such Payments shall, unless otherwise noted below, be made within five (5) business days after execution of this Settlement Agreement. Subject to the terms and conditions set forth herein, such Payments shall be made consistent with the wiring instructions that Mr. Zucker's agent, Ben F. Easterlin, IV, communicates in writing to PGI's agent, Michael M. Beal. The Payments include each of the following:

          A.    KERP Agreement. PGI will pay Mr. Zucker a principal amount not to exceed $203,333.33 as follows:

    i.
    $143,333.33, plus interest on this sum at the South Carolina prejudgment rate of 8.75% from March 16, 2003 to the date of this payment;

    ii.
    $60,000.00 shall be held in escrow by PGI's agent, Michael M. Beal, in an interest bearing money market account. The escrow agent shall distribute the escrow funds as determined by the court in the Bankruptcy Action, and any amount due Mr. Zucker shall be paid to him within five (5) business days after resolution of the GK/Ives Claim by the court in the Bankruptcy Action, which payment shall include the interest earned on such escrow account, but no other interest.

          B.    CIC Agreement. $3,370,486.00, plus interest on this sum at the South Carolina prejudgment rate of 8.75% from March 16, 2003 to the date of payment.

          C.    Vacation Pay. $109,154.00, plus interest on this sum at the South Carolina prejudgment rate of 8.75% from March 16, 2003 to the date of payment.

        3.     Sublease Agreement. PGI shall continue to make payment(s) to TIG pursuant to the Sublease Agreement through August 31, 2003 and PGI acknowledges its intent to vacate the Jenkins Avenue Building and to cease making payments under the Sublease Agreement after August 31, 2003. TIG's maintenance of an office at the Jenkins Avenue Building for James G. Boyd and his secretary shall not be deemed to be possession by PGI of any portion of the Jenkins Avenue Building. Pursuant to paragraph 9(j) of the Sublease Agreement, the parties agree to adjudicate any claims by TIG against PGI under the Sublease Agreement through non-jury litigation initiated by TIG in a South Carolina state court in Charleston, South Carolina on or before September 30, 2003, or by either party thereafter.

        PGI and Mr. Zucker and TIG acknowledge that this Settlement Agreement does not create any additional claims or defenses with respect to the Sublease Agreement that did not exist prior to the date of this Settlement Agreement.

        4.     Services Agreement. PGI acknowledges that Mr. Zucker alleges that PGI is obligated in the future to share certain costs related to the Jenkins Avenue Building pursuant to an alleged Services Agreement. Mr. Zucker acknowledges that PGI disputes both the existence and enforceability of the Services Agreement, including without limitation whether PGI has any current or future obligations under the alleged Services Agreement. PGI shall continue, however, to make payment(s) to TIG for shared expenses at the monthly rate charged in 2002 under the alleged Services Agreement through August 31, 2003, and TIG shall continue to provide such goods or services related thereto through August 31, 2003. PGI acknowledges its intent to vacate the Jenkins Avenue Building and to cease making payments under the alleged Services Agreement as of August 31, 2003. The parties agree to adjudicate any claim of TIG against PGI under the Services Agreement in the same non-jury litigation commenced with respect to the Sublease Agreement.

        PGI and Zucker and TIG acknowledge that this Settlement Agreement has not created any additional claims or defenses with respect to the Services Agreement that did not exist prior to the date of this Settlement Agreement.

        5.     Aerospace Lease Agreement. Mr. Zucker agrees on behalf of Aerospace Defense that Aerospace Defense shall, and does hereby, waive and release PGI from any rent owed under the Aerospace Lease Agreement through February 28, 2003. PGI agrees to pay Aerospace Defense monthly rent at the $1,341.67 per month rate as specified in the Aerospace Lease Agreement from March 1, 2003 through termination of the Aerospace Lease Agreement, as provided below. PGI agrees to pay the rent from March 2003 through the month in which the Payments are made, by including the amount owed Aerospace Defense at that time in the wire transfer referred to in Paragraph 2 above, and thereafter to make monthly payments in accordance with the Aerospace Lease Agreement until termination. Mr. Zucker agrees to be responsible for, and to hold PGI harmless from, payment over of these funds to Aerospace Defense. All monthly payments shall be made to Aerospace Defense at the TIG address at the beginning of each successive month. Mr. Zucker and PGI agree that the Aerospace Lease Agreement shall continue on a month-to-month basis until the last day of the last month (i) in which PGI stores property in the Aerospace Defense Building or (ii) after PGI gives 30 days notice of its termination of the Aerospace Lease, whichever is earlier. Provided, however, that such month-to-month lease shall terminate on December 31, 2003, if not previously terminated as provided for herein. Provided, further, however, that nothing herein shall preclude the parties from executing a new lease for the Aerospace Defense Building. Upon termination of the Aerospace Lease, at PGI's option, PGI may either (a) remove all of its property from the premises; (b) abandon all property currently located in the premises (including the Thru-Air Bonder) to TIG; or (c) abandon to TIG less than all of the property currently located in the premises and pay TIG the sum of $2,500.00 as a removal or clean up fee.

        6.     PGI's Release Relating to Breach of Fiduciary Duty and Breach of Loyalty. PGI irrevocably and unconditionally releases, acquits, and forever discharges Mr. Zucker from any and all charges, complaints, claims, liabilities, obligations, promises, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, interest, and expenses (including attorneys' fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, fixed or contingent, direct or indirect, legal or equitable, which PGI has or may have in the future that arise out of, are connected with, or in any way relate to any claim of breach of fiduciary duty or breach of loyalty by Mr. Zucker during Mr. Zucker's employment with PGI. PGI and Mr. Zucker hereby confirm their intent that the mutual releases set forth in Article X.A. of PGI's Amended Modified Plan of Reorganization in the Bankruptcy Action include the above and foregoing release. PGI and Mr. Zucker further confirm that it is not their intent that the foregoing language expands the release in PGI's Amended Modified Plan of Reorganization in any way or to any extent. Notwithstanding the foregoing, PGI reserves, and does not waive or release any and all rights not released by Article X.A. of PGI's Amended Modified Plan of Reorganization to assert claims of breach of loyalty or breach of fiduciary duty against Mr. Zucker for acts or omissions occurring during his employment with PGI in defense of any complaints, claims, actions, causes of action, suits, or demands hereafter asserted by Mr. Zucker against PGI. Provided, the foregoing reservation by PGI of defenses of breach of loyalty or breach of fiduciary duty do not apply to the claims relating to the Sublease Agreement and the Services Agreement which are the subject of Paragraphs 3 and 4 above.

        7.     PGI's Release Relating to the CIC Agreement, the KERP Agreement, the Vacation Pay, and the Aerospace Lease Agreement. PGI irrevocably and unconditionally releases, acquits, and forever discharges Mr. Zucker from any and all charges, complaints, claims, liabilities, obligations, promises, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, interest, and expenses (including attorneys' fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, fixed or contingent, direct or indirect, legal or equitable, which PGI has or may have in the future that arise out of, are connected with, or in any way relate to the CIC Agreement, the KERP Agreement, the Vacation Pay, or the Aerospace Lease Agreement (except for ongoing obligations under the Aerospace Lease Agreement specifically set forth in this Settlement Agreement).

        8.     Mr. Zucker's Release Relating to the CIC Agreement, the KERP Agreement, the Vacation Pay, and the Aerospace Lease Agreement. Mr. Zucker irrevocably and unconditionally releases, acquits, and forever discharges PGI from any and all charges, complaints, claims, liabilities, obligations, promises, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, interest, and expenses (including attorneys' fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, fixed or contingent, direct or indirect, legal or equitable, which Mr. Zucker has or may have in the future that arise out of, are connected with, or in any way relate to the CIC Agreement, the KERP Agreement, the Vacation Pay, or the Aerospace Lease Agreement (except for ongoing obligations under the Aerospace Lease Agreement specifically set forth in this Settlement Agreement).

        9.     Mutual General Releases. In addition to the foregoing release, PGI and Mr. Zucker acknowledge those Certain Mutual Releases exchanged in Article X.A of PGI's Amended Modified Plan of Reorganization confirmed by order dated January 16, 2003 in the Bankruptcy Action under which PGI and Mr. Zucker, as Releasees (as defined therein), released one another unconditionally and forever from any and all claims, obligations, rights, suits, damages, causes of action, remedies and liabilities whatsoever, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, existing or thereafter arising, in law, equity or otherwise, based in whole or in part upon any act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date as that term is defined in PGI's Amended Modified Plan, other than specific exceptions provided for therein.

        10.   No Modification of Plan Releases. The Releases granted herein are in addition to and cumulative with the releases between PGI and Mr. Zucker contained in PGI's Amended Modified Plan. Except for these specific releases, nothing herein is intended to, does, or shall be deemed to, expand, reduce, alter or modify in any way the releases between PGI and Mr. Zucker contained in PGI's Amended Modified Plan in the Bankruptcy Action.

        11.   Confidentiality. Subject to the last sentence of this paragraph, the parties agree and acknowledge that the terms and conditions of this Settlement Agreement (the "confidential information") shall be maintained in the strictest confidence and shall not, directly or indirectly, be disclosed, caused to be disclosed, made public, disseminated, released or otherwise referenced to anyone unless required by law. If any party or its counsel or other representative is served with a subpoena or other request calling for, or is otherwise asked to testify about, any confidential information, such party shall give the other party written notice at least ten (10) business days prior to disclosure so that such other party may have an opportunity to defend against such discovery request. In any event, however, the party asked to testify or upon whom such a subpoena or other request is served shall, under no circumstances, disclose the terms or conditions of this Settlement Agreement in the absence of a court order compelling such party to do so. Moreover, if a party is asked about the existence or any term of this Settlement Agreement or the outcome of this litigation, the party shall respond: "The disagreement was resolved to the mutual satisfaction of the parties" and make no other comment whatsoever. PGI reserves the right to seek Bankruptcy Court approval of this Settlement Agreement and reserves the right to disclose the terms of this Settlement Agreement by attaching a copy if such disclosure is required by the Court. PGI further reserves the right to otherwise disclose the terms of the Settlement Agreement by attaching a copy, if after consulting with counsel, it reasonably believes that other public disclosure is required by applicable law, regulation, or court order.

        12.   No Admission of Liability. Except as specifically stated herein, the parties hereby acknowledge that this Settlement Agreement does not constitute an admission of liability on the part of any party. Specifically, without limitation, this Settlement Agreement shall not (except for the provisions herein relating to the procedures to be used to resolve the parties disputes with respect to the Sublease Agreement and Services Agreement) be admissible or used in any way in any litigation between the parties concerning the Sublease Agreement and Services Agreement.

        13.   Construction of Terms of the Settlement Agreement. This Settlement Agreement shall be construed without regard to the party or parties responsible for its preparation, and shall be deemed to have been prepared jointly by the parties. Any ambiguity or uncertainty shall not be interpreted or construed against any of the parties hereto on the basis that such party drafted this Settlement Agreement.

        14.   Ownership of Claims. The parties warrant and represent that: (i) they have not sold, transferred, conveyed, encumbered, assigned, or otherwise disposed of any portion of the released claims in Paragraphs 7 and 8 or their respective rights as are being settled in this Settlement Agreement in any way; and (ii) each party is the sole and exclusive holder of the Released Claims and any such rights as are being settled in this Settlement Agreement.

        15.   Governing Law. This Settlement Agreement shall be governed by and construed under South Carolina law, without regard to conflict of law principles.

        16.   Complete Agreement. The parties intend the Settlement Agreement to be a final and complete resolution of all disputes asserted or which could be asserted against Mr. Zucker or PGI with respect to the Released Claims. The parties agree that the amount paid and the other terms of this Settlement Agreement were negotiated at arms' length in good faith by the parties and reflect an agreement that was reached voluntarily after consultation with experienced legal counsel.

        17.   Voluntary Execution. Both parties declare that the terms of this Settlement Agreement have been completely read, fully understood, and voluntarily executed. Both parties further declare that they have consulted with counsel as to the meaning and effect of the execution of this Agreement and the meaning and effect of each provision herein.

        18.   Binding Effect. This Settlement Agreement shall be binding upon the parties, their parents, affiliates, heirs, executors, administrators, predecessors, successors, assigns, employees, agents, attorneys, consultants, representatives, and related persons and entities.

        19.   Section Headings. The section and paragraph headings contained in this Settlement Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Settlement Agreement.

        20.   Entire Agreement. This Settlement Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes all prior oral or written agreements, commitments or understandings among them with respect to the matters provided for herein.

        21.   Modification. This Settlement Agreement may not be altered, amended or modified in any respect or particular whatsoever except by a writing duly executed by each of the parties hereto.

        22.   Execution in Counterparts. This Settlement Agreement may be executed in several counterparts, each of which shall be an original, so that all of which taken together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the parties have executed this Agreement.

/s/ JERRY ZUCKER Jerry Zucker
Dated: July 23, 2003
POLYMER GROUP, INC.
	By:	/s/ JAMES L. SCHAEFFER
	Its:	CEO
Dated: July 23, 2003

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  Exhibit 99.1
SETTLEMENT AGREEMENT